Exhibit 21.1

SUBSIDIARIES OF COHEN & COMPANY INC.
MARKETS, INC.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Cohen & Compagnie, SAS	France
Cohen & Company Financial Limited	United Kingdom
Cohen & Company Financial Management, LLC	Delaware
Cohen & Company Management, LLC	Delaware
Cohen & Company Securities, LLC	Delaware
Cohen Asia Investments Ltd.	Cayman
Cohen Principal Investing, LLC	Delaware
Dekania Capital Management LLC	Delaware
Dekania Investors, LLC	Delaware
Cohen & Company, LLC	Delaware
J.V.B. Financial Group, LLC	Delaware
J.V.B. Financial Group Holdings, LP	Delaware
JVB Financial Holdings, L.L.C.	Florida